                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                November 14, 2000
                                -----------------
                                (Date of Report)


                               Claimsnet.com inc.
                               ------------------
             (Exact name of registrant as specified in its charter)



               Delaware                               001-14665                             75-2649230
     (State or other jurisdiction                    (Commission                          (IRS Employer
           of incorporation)                         File Number)                        Identification No.)


          12801 N. Central Expressway, Suite 1515, Dallas, Texas 75243
          ------------------------------------------------------------
                    (Address of principal executive offices)


                                 (972) 458-1701
                                 --------------
              (Registrant's telephone number, including area code)


                                       N/A
                                       ---
         (Former name or former address, if changed since last report.)

Item 7.    Financial Statements and Exhibits

(a)      Exhibits

         99.1     Press Release of the Registrant dated November 14, 2000.

Item 9.    Regulation FD Disclosure.

         On November 14, 2000, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1, concerning its results of operations for the nine months ended September 30, 2000.

         In addition, pursuant to Regulation FD, the Registrant furnishes the following additional information:

o Total transactions processed by the Registrant in the third quarter of 2000 increased 120% to 1,489,000, another record, as compared with 676,000 in the third quarter of 1999. About half of the incremental business was driven by a 65% increase in claims processed. The remainder was primarily composed of patient statements, of which the Registrant processed 380,000, as compared with a negligible number a year ago.

o The average revenue per transaction in the third quarter 2000 rose by 138% to $0.19 vs. $0.08 a year ago. This represents the positive impact of the Company's price increases and of the Registrant's volume-sensitive revenue sharing arrangements for fees derived from payers. It also reflects the Registrant's switch to iMcKesson from Envoy late in the second quarter for clearing many of its claims. Average revenue per claim for the third quarter 2000 nearly doubled to $0.15 from $0.08 on a consecutive quarter basis. Although there can be no assurances, the Registrant expects the average rate to continue to increase, albeit not at the rate of 100% per quarter, as the Registrant continually establish more direct connections to payers.

o The average revenue per patient statement processed in the third quarter 2000 was twice the average revenue per claim processed for the same period in 1999. Patient statements were not a significant contributor to revenue before the third quarter of 1999.

o As a result of the Registrant's efforts over the past two quarters, the average number of transactions per provider rose by 19% between the second and third quarters of fiscal 2000. The Registrant closed the third quarter of 2000 with 3,147 providers on service, a net increase of about 5% over the third quarter of 1999.

o Under a Development and Services Agreement between the Registrant and McKessonHBOC, dated october 27, 1999, the development phase of the software referenced therein has been completed, triggering the final development fee payment as well as the start of license fees, support fees, and transaction fees set forth therein. The participants in the beta group testing such software have become customers of the Registrant and registration is in process for a number of new McKessonHBOC customers.

o The Registrant acquired, among other assets, an agreement with John Deere Health (the "John Deere Agreement") in its purchase of certain of the assets, and assumption of certain of the liabilities, of HealthExchange.com from Vhx Company, a Nevada corporation ("Vhx"), on March 20, 2000 (the "Acquisition"), pursuant to which the Registrant was to provide certain services to John Deere Health and a product rollout on terms to be negotiated between the parties. The Registrant and John Deere Health were unable to finalize negotiations on such terms. Additionally, Vhx did not pay $2.8 million in obligations (the "JD Loans") due to John Deere Health, which, under the asset purchase agreement for the Acquisition, resulted in the liability of the Registrant to satisfy such obligation and triggered certain adjustments to the purchase consideration in the Acquisition. In the third quarter 2000, the Registrant reached an agreement in principle with John Deere Health and Vhx pursuant to which the JD Loans and the JD Agreement were canceled, and Vhx agreed to reduce its interest in the Registrant by 33.3%, or 400,000 shares of common stock. The financial impact of the cancellation of the JD Agreement and the JD Loans is that the Registrant recognized an impairment of value on the assets purchased and have recorded a one-time, non-cash charge of $1,540,000 this quarter.

o Under a new arrangement, the Registrant shall continue to host the provider directory service for John Deere Health and some of its clients at fair market value for a limited period of time.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 14, 2000

                                           CLAIMSNET.COM, INC.

                                           By:   /s/ Paul W. Miller
                                               --------------------------
                                               Name: Paul W. Miller
                                               Title: Chief Financial Officer